                                                                     Exhibit (l)

American Vision Series VUL 2002

                                                                  April 22, 2008

General American Life Insurance Company
13045 Tesson Ferry Road
St. Louis, Missouri 63128

In my capacity as Vice President of General American Life Insurance Company, I have provided actuarial advice concerning:

     The preparation of Post-Effective Amendment No. 7 to the registration statement on Form N-6 (File No. 333-73672) filed by General American Separate Account Eleven and General American Life Insurance Company (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933 with respect to variable life insurance policies (the "Registration Statement"); and

     The preparation of policy forms for the variable life insurance policies described in the Registration Statement (the "Policies").

It is my professional opinion that:

1. The illustrations of death benefits, cash surrender values and cash values shown in Appendix B of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies and the Company's administrative procedures. The rate structure of the Policies has not been designed, and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and premium payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for any other prospective purchaser with different assumptions. Insureds in other underwriting classes may have higher cost of insurance charges. The illustrations are based on a commonly used rating classification. Assumed premium amounts and ages are appropriate for the markets in which the Policies are sold.

2. The illustration of net premiums shown under the heading "Charges - Deductions from Premiums" in the Prospectus contains the net premium amounts allocated to the Policy for a $2,000 premium.

3. The maximum surrender charges shown in the examples of surrender charges under the heading "Charges - Surrender Charge" are the correct amounts for the target premiums shown.

I hereby consent to the filing of this opinion as an Exhibit to this Post-Effective Amendment to the Registration Statement and to the use of my name under the heading "Experts" in the Statement of Additional Information.

                                        Sincerely,


                                        /s/ James J. Reilly

                                        James J. Reilly, F.S.A., M.A.A.A.
                                        Vice President